Exhibit 99.1

BANKUNITED, INC. REPORTS FIRST QUARTER 2019 RESULTS

Miami Lakes, Fla. — April 24, 2019 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended March 31, 2019.
For the quarter ended March 31, 2019, the Company reported net income of $66.0 million, or $0.65 per diluted share compared to $85.2 million, or $0.77 per diluted share, for the quarter ended March 31, 2018. Non-loss share diluted earnings per share, as previously reported,(1) for the quarter ended March 31, 2018 was $0.54.
The annualized return on average stockholders’ equity for the three months ended March 31, 2019 was 9.05%, while the annualized return on average assets was 0.82%.
Rajinder Singh, Chairman, President and Chief Executive Officer, said, "As we approach our tenth anniversary, we are excited to embark on the next chapter of BankUnited's journey to becoming a premier regional commercial and small business bank. We have launched a new enterprise-wide program, BankUnited 2.0, focused on finding efficiencies and improving effectiveness while simultaneously continuing to invest in technology and product capability to meet our customers' evolving needs."
Quarterly Highlights

•
For the quarter ended March 31, 2019, total deposits increased by $205 million, of which $143 million was non-interest bearing demand deposits. Non-interest bearing demand deposits represented 15.9% of total deposits at March 31, 2019, compared to 14.0% at the end of 2017.

•
Loans and leases, including equipment under operating lease, grew by $390 million during the quarter. At March 31, 2019, commercial real estate loans represented 34% of total loans and C&I loans represented 44% of the portfolio. By comparison, at the end of 2017, commercial real estate loans represented 38% of total loans while C&I loans accounted for 42% of the portfolio.

•
As expected, net interest income decreased by $56.9 million to $190.9 million for the quarter ended March 31, 2019 from $247.8 million for the quarter ended March 31, 2018. The net interest margin, calculated on a tax-equivalent basis, was 2.54% for the quarter ended March 31, 2019 compared to 4.01% for the immediately preceding quarter ended December 31, 2018 and 3.56% for the quarter ended March 31, 2018. The most significant reason for the declines in net interest income and the net interest margin was the decrease in accretion on residential ACI loans (formerly covered loans).

•
During the quarter ended March 31, 2019, the Company repurchased approximately 1.1 million shares of its common stock for an aggregate purchase price of approximately $40 million, a weighted average price of $35.91 per share.

•	Book value per common share grew to $29.71 at March 31, 2019 from $29.49 at December 31, 2018 while tangible book value per common share increased to $28.92 from $28.71 over the same period.

•	As previously disclosed, the Single Family Shared-Loss Agreement between BankUnited N.A. ("the Bank") and the FDIC was terminated on February 13, 2019.
Loans and Leases
Loans, including premiums, discounts and deferred fees and costs, totaled $22.4 billion at March 31, 2019 compared to $22.0 billion at December 31, 2018.

(1) Non-loss share diluted earnings per share is a non-GAAP financial measure. See section entitled "Non-GAAP Financial Measures" below for reconciliation of non-GAAP financial measurements to their comparable GAAP financial measurements.

A comparison of loan and lease portfolio composition at the dates indicated follows (dollars in thousands):

	March 31, 2019		December 31, 2018
Residential and other consumer loans	$5,045,687	22.6%	$4,948,989	22.5%
Multi-family	2,536,588	11.3%	2,585,421	11.8%
Non-owner occupied commercial real estate	4,731,127	21.2%	4,611,573	21.0%
Construction and land	198,265	0.9%	210,516	1.0%
Owner occupied commercial real estate	1,979,161	8.9%	2,007,603	9.1%
Commercial and industrial	4,484,992	20.1%	4,312,213	19.6%
National commercial lending platforms	3,382,997	15.0%	3,300,693	15.0%
	$22,358,817	100.0%	$21,977,008	100.0%
Equipment under operating lease, net	$710,209		$702,354
The residential portfolio grew by $100 million for the quarter ended March 31, 2019. Continued runoff of the New York multi-family portfolio led to a decline of $49 million in multi-family loans for the quarter ended March 31, 2019. Non-owner occupied commercial real estate loans grew by $120 million for the quarter ended March 31, 2019, driven primarily by growth in the Florida portfolio. Commercial and industrial loans, inclusive of owner occupied commercial real estate, grew by $144 million for the quarter ended March 31, 2019, reflecting growth in both our Florida and New York footprints. Growth of $90 million in the national commercial lending platforms, including equipment under operating lease, included $41 million in growth at Bridge Funding Group and a $63 million increase in mortgage warehouse outstandings, partially offset by declines in the Pinnacle Public Finance and Small Business Finance portfolios.
Asset Quality and Allowance for Loan and Lease Losses
For the three months ended March 31, 2019 and 2018, the Company recorded provisions for loan losses of $10.3 million and $3.1 million, respectively. The provision for the quarter ended March 31, 2018 included $2.8 million related to taxi medallion loans.
Contributing factors impacting the increase in the provision for loan losses for the quarter ended March 31, 2019 as compared to the quarter ended March 31, 2018 included (i) increases related to the relative impact on the provision of changes in certain quantitative and qualitative loss factors; (ii) an increase in the provision related to specific reserves; and (iii) higher loan growth, offset by the reduction in the provision related to taxi medallion loans.
Non-performing loans totaled $133.2 million or 0.60% of total loans at March 31, 2019, compared to $129.9 million or 0.59% of total loans at December 31, 2018. The ratios of the allowance for loan and lease losses to total loans and to non-performing loans were 0.51% and 86.12%, respectively, at March 31, 2019, compared to 0.50% and 84.63%, at December 31, 2018. The annualized ratio of net charge-offs to average loans was 0.10% for the three months ended March 31, 2019, compared to 0.28% for the year ended December 31, 2018, of which 0.18% related to taxi medallion loans.
The following table summarizes the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended March 31,
	2019			2018
	Residential and Other Consumer	Commercial	Total	Residential and Other Consumer	Commercial	Total
Beginning balance	$10,788	$99,143	$109,931	$10,720	$134,075	$144,795
Provision	150	10,131	10,281	374	2,773	3,147
Charge-offs	—	(6,133)	(6,133)	(282)	(10,350)	(10,632)
Recoveries	14	610	624	20	146	166
Ending balance	$10,952	$103,751	$114,703	$10,832	$126,644	$137,476

Charge-offs related to taxi medallion loans totaled $5.4 million for the quarter ended March 31, 2018.
Deposits
At March 31, 2019, deposits totaled $23.7 billion compared to $23.5 billion at December 31, 2018. The average cost of total deposits was 1.67% for the quarter ended March 31, 2019, compared to 1.52% for the immediately preceding quarter ended December 31, 2018, and 1.04% for the quarter ended March 31, 2018.
Net interest income
Net interest income for the quarter ended March 31, 2019 decreased to $190.9 million from $247.8 million for the quarter ended March 31, 2018. Interest income decreased by $5.9 million, primarily due to a decrease in both the yield on and average balance of formerly covered residential ACI loans. Interest expense increased by $51.0 million due to increases in both average interest bearing liabilities and the cost of funds.
As expected, the Company’s net interest margin, calculated on a tax-equivalent basis, decreased to 2.54% for the quarter ended March 31, 2019, from 4.01% for the immediately preceding quarter ended December 31, 2018 and 3.56% for the quarter ended March 31, 2018.
The most significant factor impacting the decrease in net interest margin for the three months ended March 31, 2019 compared to the three months ended March 31, 2018 was the decrease in accretion on formerly covered residential ACI loans. Both the average balance of and yield on these loans declined. The decline in the average balance resulted from the sale of a substantial portion of the loans during 2018. The yield on the remaining loans declined to 33.00% for the three months ended March 31, 2019 from 65.22% for the three months ended March 31, 2018, due primarily to changes in assumptions about the remaining period over which accretable yield would be realized, attributable to management's decision to retain certain loans beyond expiration of the Single Family Shared-Loss Agreement.
Other offsetting factors contributing to the decline in the net interest margin included:

•
The tax-equivalent yield on loans other than formerly covered residential loans increased to 4.24% for the three months ended March 31, 2019, from 3.83% for the three months ended March 31, 2018. The most significant factor contributing to this increased yield was the impact of increases in benchmark interest rates.

•	The tax-equivalent yield on investment securities increased to 3.64% for the three months ended March 31, 2019 from 3.04% for the three months ended March 31, 2018.

•
The average rate on interest bearing liabilities increased to 2.10% for the three months ended March 31, 2019, from 1.37% for the three months ended March 31, 2018, reflecting higher average rates on both interest bearing deposits and FHLB advances. Increases in the cost of interest bearing liabilities primarily reflect increases in market interest rates.

Non-interest income
Non-interest income totaled $36.3 million for the three months ended March 31, 2019 compared to $28.0 million for the three months ended March 31, 2018.
Significant factors contributing to the increase in non-interest income for the three months ended March 31, 2019 compared to the three months ended March 31, 2018 included (i) an increase of $5.4 million in gain on investment securities; and (ii) an increase of $3.1 million in lease financing income. Gains on investment securities for the three months ended March 31, 2019 related to sales of securities in the course of managing the Company's liquidity position and to increases in the fair values of certain marketable equity securities.
Non-interest expense
Non-interest expense totaled $126.7 million for the three months ended March 31, 2019 compared to $161.8 million for the three months ended March 31, 2018. The most significant component of the decrease in non-interest expense was the $40.3 million decrease in amortization of the FDIC indemnification asset. The FDIC indemnification asset was amortized to zero during the fourth quarter of 2018 in light of the expected termination of the Single Family Shared-Loss Agreement.
Professional fees increased by $5.0 million during the three months ended March 31, 2019 compared to the three months ended March 31, 2018. The increase in professional fees was primarily attributable to consulting services related to our BankUnited 2.0 initiative and the implementation of CECL.
Provision for income taxes
The effective income tax rate was 26.8% for the three months ended March 31, 2019, compared to 23.1% for the three months ended March 31, 2018. An increase in state income taxes contributed to the increase in the effective tax rate. The effective income tax rate differed from the statutory federal income tax rate of 21% for the three months ended March 31, 2019 due primarily to income not subject to tax, offset by state income taxes.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, April 24, 2019 with Chairman, President and Chief Executive Officer, Rajinder P. Singh, and Chief Financial Officer, Leslie N. Lunak.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 2969278. A replay of the call will be available from 12:00 p.m. ET on April 24th through 11:59 p.m. ET on May 1st by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 2969278. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $32.7 billion at March 31, 2019, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 80 banking centers in 14 Florida counties and 5 banking centers in the New York metropolitan area at March 31, 2019.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.
The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 which is available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	March 31, 2019	December 31, 2018
ASSETS
Cash and due from banks:
Non-interest bearing	$16,470	$9,392
Interest bearing	224,981	372,681
Cash and cash equivalents	241,451	382,073
Investment securities (including securities recorded at fair value of $8,364,624 and $8,156,878)	8,374,624	8,166,878
Non-marketable equity securities	276,827	267,052
Loans held for sale	28,730	36,992
Loans (including covered loans of $201,376 at December 31, 2018)	22,358,817	21,977,008
Allowance for loan and lease losses	(114,703)	(109,931)
Loans, net	22,244,114	21,867,077
Bank owned life insurance	272,805	263,340
Equipment under operating lease, net	710,209	702,354
Goodwill and other intangible assets	77,707	77,718
Other assets	476,509	400,842
Total assets	$32,702,976	$32,164,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$3,764,713	$3,621,254
Interest bearing	1,761,575	1,771,465
Savings and money market	11,386,119	11,261,746
Time	6,766,876	6,819,758
Total deposits	23,679,283	23,474,223
Federal funds purchased	175,000	175,000
Federal Home Loan Bank advances	5,026,000	4,796,000
Notes and other borrowings	402,701	402,749
Other liabilities	496,602	392,521
Total liabilities	29,779,586	29,240,493

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 98,404,303 and 99,141,374 shares issued and outstanding	984	991
Paid-in capital	1,179,235	1,220,147
Retained earnings	1,742,530	1,697,822
Accumulated other comprehensive income	641	4,873
Total stockholders' equity	2,923,390	2,923,833
Total liabilities and stockholders' equity	$32,702,976	$32,164,326

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Interest income:
Loans	$240,632	$274,000
Investment securities	76,345	49,985
Other	4,852	3,791
Total interest income	321,829	327,776
Interest expense:
Deposits	97,421	56,361
Borrowings	33,507	23,606
Total interest expense	130,928	79,967
Net interest income before provision for loan losses	190,901	247,809
Provision for loan losses (including $273 for covered loans for the three months ended March 31, 2018)	10,281	3,147
Net interest income after provision for loan losses	180,620	244,662
Non-interest income:
Income from resolution of covered assets, net	—	3,317
Net loss on FDIC indemnification	—	(3,615)
Deposit service charges and fees	3,830	3,487
Gain on sale of loans, net (including $1,703 related to covered loans for the three months ended March 31, 2018)	2,936	3,501
Gain on investment securities, net	5,785	364
Lease financing	17,186	14,102
Other non-interest income	6,518	6,830
Total non-interest income	36,255	27,986
Non-interest expense:
Employee compensation and benefits	65,233	67,036
Occupancy and equipment	13,166	14,303
Amortization of FDIC indemnification asset	—	40,347
Deposit insurance expense	4,041	4,812
Professional fees	7,871	2,875
Technology and telecommunications	11,168	8,214
Depreciation of equipment under operating lease	11,812	9,316
Other non-interest expense	13,399	14,914
Total non-interest expense	126,690	161,817
Income before income taxes	90,185	110,831
Provision for income taxes	24,213	25,596
Net income	$65,972	$85,235
Earnings per common share, basic	$0.65	$0.78
Earnings per common share, diluted	$0.65	$0.77

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended March 31,
	2019			2018
	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Non-covered loans	$21,974,453	$245,010	4.50%	$20,783,987	$196,878	3.83%
Covered loans	—	—	—%	498,701	81,309	65.22%
Total loans	21,974,453	245,010	4.50%	21,282,688	278,187	5.26%
Investment securities (3)	8,520,555	77,607	3.64%	6,772,449	51,524	3.04%
Other interest earning assets	496,141	4,852	3.96%	518,857	3,791	2.96%
Total interest earning assets	30,991,149	327,469	4.26%	28,573,994	333,502	4.70%
Allowance for loan and lease losses	(111,074)			(145,216)
Non-interest earning assets	1,603,922			1,944,678
Total assets	$32,483,997			$30,373,456
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,702,479	5,639	1.34%	$1,600,009	4,157	1.05%
Savings and money market deposits	11,453,980	52,817	1.87%	10,799,270	29,054	1.09%
Time deposits	6,907,011	38,965	2.29%	6,314,137	23,150	1.49%
Total interest bearing deposits	20,063,470	97,421	1.97%	18,713,416	56,361	1.22%
Federal funds purchased	137,378	824	2.40%	—	—	—%
FHLB advances	4,660,222	27,374	2.38%	4,459,389	18,297	1.66%
Notes and other borrowings	404,852	5,309	5.25%	402,840	5,309	5.27%
Total interest bearing liabilities	25,265,922	130,928	2.10%	23,575,645	79,967	1.37%
Non-interest bearing demand deposits	3,605,131			3,318,952
Other non-interest bearing liabilities	657,360			414,842
Total liabilities	29,528,413			27,309,439
Stockholders' equity	2,955,584			3,064,017
Total liabilities and stockholders' equity	$32,483,997			$30,373,456
Net interest income		$196,541			$253,535
Interest rate spread			2.16%			3.33%
Net interest margin			2.54%			3.56%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended March 31,
c	2019	2018
Basic earnings per common share:
Numerator:
Net income	$65,972	$85,235
Distributed and undistributed earnings allocated to participating securities	(2,697)	(3,216)
Income allocated to common stockholders for basic earnings per common share	$63,275	$82,019
Denominator:
Weighted average common shares outstanding	98,856,775	106,525,883
Less average unvested stock awards	(1,171,921)	(1,108,434)
Weighted average shares for basic earnings per common share	97,684,854	105,417,449
Basic earnings per common share	$0.65	$0.78
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$63,275	$82,019
Adjustment for earnings reallocated from participating securities	5	11
Income used in calculating diluted earnings per common share	$63,280	$82,030
Denominator:
Weighted average shares for basic earnings per common share	97,684,854	105,417,449
Dilutive effect of stock options and certain share-based awards	279,779	516,161
Weighted average shares for diluted earnings per common share	97,964,633	105,933,610
Diluted earnings per common share	$0.65	$0.77

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended March 31,
	2019	2018
Financial ratios (5)
Return on average assets	0.82%	1.14%
Return on average stockholders’ equity	9.05%	11.28%
Net interest margin (4)	2.54%	3.56%

	March 31, 2019	December 31, 2018
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.60%	0.59%
Non-performing assets to total assets (2)	0.44%	0.43%
Allowance for loan and lease losses to total loans (3)	0.51%	0.50%
Allowance for loan and lease losses to non-performing loans (1)	86.12%	84.63%
Net charge-offs to average loans	0.10%	0.28%

	BankUnited, Inc.	BankUnited, N.A.
Capital ratios
Tier 1 leverage	8.8%	9.2%
Common Equity Tier 1 ("CET1") risk-based capital	12.3%	12.9%
Total risk-based capital	12.8%	13.5%

(1)
We define non-performing loans to include non-accrual loans, and loans, other than ACI loans and government insured residential loans, that are past due 90 days or more and still accruing. Contractually delinquent ACI loans and government insured residential loans on which interest continues to be accreted or accrued are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans, OREO and other repossessed assets.

(3)	Total loans include premiums, discounts, and deferred fees and costs.

(4)	On a tax-equivalent basis.

(5)	Annualized for the three month periods.

Non-GAAP Financial Measures
Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparison to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at March 31, 2019 (in thousands except share and per share data):

Total stockholders’ equity	$2,923,390
Less: goodwill and other intangible assets	77,707
Tangible stockholders’ equity	$2,845,683

Common shares issued and outstanding	98,404,303

Book value per common share	$29.71

Tangible book value per common share	$28.92
Non-loss share diluted earnings per share is a non-GAAP financial measure. Management believes disclosure of this measure provides readers with information that may be useful in understanding the impact of the covered loans and FDIC indemnification asset on the Company’s earnings for periods prior to the termination of the Single Family Shared-Loss Agreement. The following table reconciles this non-GAAP financial measurement to the comparable GAAP financial measurement of diluted earnings per common share for the three months ended March 31, 2018 (in millions except share and per share data. Shares in thousands):

Three Months Ended March 31, 2018
Net Income (GAAP)	$85.2
Less Loss Share Contribution	(25.8)
Net Income as reported, minus Loss Share Contribution	$59.4
Diluted earnings per common share, excluding Loss Share Contribution:
Diluted earnings per common share (GAAP)	$0.77
Less: Net impact on diluted earnings per common share of Loss Share Contribution (non-GAAP)	(0.23)
Non-loss share diluted earnings per common share (non-GAAP)	$0.54
Non-loss share diluted earnings per share:
Loss Share Contribution	$25.8
Weighted average shares for diluted earnings per common share (GAAP)	105,934
Impact on diluted earnings per common share of Loss Share Contribution (non-GAAP)	0.24
Impact on diluted earnings per common share of Loss Share Contribution:
Loss Share Contribution, net of tax, allocated to participating securities	(1.0)
Weighted average shares for diluted earnings per common share (GAAP)	105,934
Impact on diluted earnings per common share of Loss Share Contribution allocated to participating securities (non-GAAP)	(0.01)
Net impact on diluted earnings per common share of Loss Share Contribution (non-GAAP)	$0.23

Supplemental Calculations
Calculation of Loss Share Contribution and Non-Loss Share Earnings Per Share
Non-Loss Share Earnings are calculated by removing the total Loss Share Contribution from Net Income. The Loss Share Contribution is a hypothetical presentation of the impact of the covered loans and FDIC indemnification asset on earnings for each respective quarter, reflecting the excess of Loss Share Earnings over hypothetical interest income that could have been earned on alternative assets (in millions except share and per share data):

Three Months Ended March 31, 2018
Net Income As Reported	$85.2
Calculation of Loss Share Contribution:
Interest Income - Covered Loans (Accretion)	$81.3
Amortization of FDIC Indemnification Asset	(40.3)
Loss Share Earnings	41.0
Hypothetical interest income on alternate assets (1)	(5.9)
Loss Share Contribution, pre-tax	35.1
Income taxes (2)	(9.3)
Loss Share Contribution, after tax	$25.8

Net Income as reported, minus Loss Share Contribution	$59.4

Diluted Earnings Per Common Share, as Reported	$0.77
Earnings Per Share, Loss Share Contribution	0.23
Non-Loss Share Diluted Earnings Per Share	$0.54

(1)	See section entitled "Supplemental Calculations - Calculation of Hypothetical Interest Income on Alternate Assets" below for calculation of these amounts and underlying assumptions.
(2) An assumed marginal tax rate of 26.5% was applied.

Calculation of Hypothetical Interest Income on Alternate Assets
The hypothetical interest income calculated below reflects the estimated income that may have been earned if the average balance of covered loans and the FDIC indemnification asset were liquidated and the proceeds assumed to be invested in securities at the weighted average yield on the Company’s investment securities portfolio as reported. Historically, cash received from the repayment, sale, or other resolution of covered loans and cash payments received from the FDIC under the terms of the Shared Loss Agreement have generally been reinvested in non-covered loans or investment securities. There is no assurance that the hypothetical results illustrated below would have been achieved if the covered loans and FDIC indemnification asset had been liquidated and proceeds reinvested (dollars in millions):

Three Months Ended March 31, 2018
Average Balances (1)
Average Covered Loans	$499
Average FDIC Indemnification Asset	278
Average Loss Share Asset	$777

Yield
Yield on securities - reported (2)	3.04%
Hypothetical interest income on alternate assets	$5.9

(1)	Calculated as the simple average of beginning and ending balances reported for each period.
(2) The weighted average yield on the Company’s investment securities as reported for the applicable quarter.